Exhibit No. 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Southern Michigan Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statements (No. 333-151380) on Form S-1 and (No. 333-151379) on Form S-8 of Southern Michigan Bancorp, Inc. of our report dated March 10, 2009, relating to the consolidated balance sheets of Southern Michigan Bancorp, Inc. and its subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Southern Michigan Bancorp, Inc.

/s/ CLIFTON GUNDERSON LLP

Toldeo, Ohio
March 27, 2009